EXHIBIT 99.1


                                        Date:      June 9, 1998

                                   Contact:  Nelson R. Oswald
                                             or
                                             Donna L. Rickert


     Main Street Bancorp, Inc., parent company of Berks County Bank and Heritage National Bank, reported that net income for the first five months of 1998 was $3.6 million, compared to $3.1 million for the five months of 1997. Excluding one-time after-tax merger costs of $1.5 million, net income for the first five months of May of 1998 would have been $5.1 million, an increase of 64.5%. Net interest income for the first five months of 1998 was $12.9 million compared to $10.5 million for the first five months of 1997.

     Total assets at May 31, 1998 increased 19.9% to $860.8 million from $717.9 million at May 31, 1997.

     Nelson R. Oswald, chairman and CEO, reported that construction will soon be commencing on new full-service Berks
County Bank offices in Robesonia and Boyertown.

     Oswald also reported that a $.14 cash dividend will be paid on June 30, 1998 to Main Street Bancorp, Inc. shareholders of record on June 15, 1998.

     Main Street Bancorp, Inc., which was formed on May 1, 1998 as a result of a consolidation between BCB Financial Services Corporation and Heritage Bancorp, Inc., announced that it has recently relocated Main Street Bancorp, Inc.'s corporate headquarters to 601 Penn Street, Reading, PA. 1998 and 1997 numbers have been restated to report the results of operation as if the companies had been combined. Main Street trades on the Nasdaq National Market under the symbol "MBNK".